EXHIBIT 77Q3 TO FORM N-SAR

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 71A0 and 71B0.
See below detail.

Registrant Name: GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC
File Number: 811-21259
Registrant CIK Number: 0001207528

March 31, 2015

71A0
The figure does not include BlackLight Power, Inc. in-kind transaction of $ 2,538


71B0
The figure does not include BlackLight Power, Inc. in-kind transaction of $ 2,538